Exhibit 10.3
WEBMETHODS, INC.
DIRECTOR STOCK OPTION AGREEMENT
     THIS DIRECTOR STOCK OPTION AGREEMENT (this “Agreement”) is made as of the «Date_of_Grant» day of «Month_of_Grant», «Year_of_Grant» by and between (i) WEBMETHODS, INC. (the “Corporation”), a Delaware corporation, and (ii) «FirstName» «MI» «LastName» (“Participant”), a director of the Corporation.
     WHEREAS, the Corporation has adopted a 2006 Omnibus Stock Incentive Plan (as amended from time to time, the “Plan”), a copy of which has been made available to Participant; and
     WHEREAS, the Corporation desires to grant a Nonqualified Stock Option (as defined in the Plan) to Participant to purchase shares of Common Stock of the Corporation in consideration of the valuable services to be rendered to the Corporation by Participant pursuant to Participant’s service on the Corporation’s Board of Directors.
     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
     1. Grant of Option.
          A. Subject to vesting as set forth in Section 1B hereof, the Corporation hereby grants to Participant the right to purchase, during the period specified in Section 2 hereof, «Shares» («Number») shares of Incentive Stock (such shares of Incentive Stock being hereinafter referred to as the “Shares”) at a price of «Exercise_Price» ($«PriceNumber») per Share (the “Exercise Price”), in accordance with the terms of this Agreement and the Plan (such right being hereinafter referred to as the “Option”).
          B. The Option shall vest and may be exercised by Participant, subject to the provisions of Section 2 hereof regarding the duration of the Option, as follows:
(i)	one-twelfth (1/12) of the Shares subject to the Option evidenced by this Agreement may be purchased on and after the day which is one month after the date of this Agreement, and an additional one-twelfth (1/12) of the Shares may be purchased on and after such day of each month subsequent thereto; and

(ii)	all of the Shares may be purchased at any time after the first anniversary of the date of this Agreement.
Notwithstanding any provision of this Agreement to the contrary, unless the Board of Directors of the Corporation shall otherwise determine, the Option shall not vest any further upon Participant ceasing to be a director of the Corporation for any reason whatsoever.

          C. Subject to the provisions of Section 1B, (i) any unvested portion of the Option on the date of consummation of a Change of Control of the Corporation (as defined herein) shall thereupon vest and become immediately exercisable; and (ii) Participant may exercise the Option (including any unvested portion subject to accelerated vesting pursuant to this Section 1C) at any time following the Corporation’s public announcement of the proposed Change of Control (provided, however, that consummation of the Change of Control shall be a condition precedent to the effectiveness of any such exercise).
          D. For purposes of this Agreement, a “Change of Control” of the Corporation shall mean the earliest to occur of (i) a merger or consolidation to which the Corporation is a party and which results in, or is effected in connection with, a change in ownership of a majority of the outstanding shares of voting stock of the Corporation, (ii) any sale or transfer of all or substantially all of the assets of the Corporation to an unaffiliated third party, or (iii) the sale by the holders of a majority of the voting stock of the Corporation to an unaffiliated third party.
     2. Duration of Option. The Option shall be effective during the period commencing as of the date hereof and ending on the earliest to occur of (a) the date all of the Shares are purchased pursuant to the terms of this Agreement or (b) the seventh anniversary of the date of this Agreement at 5:00 p.m.
     3. Exercise of Option.
          A. The Option may be exercised only if compliance with all applicable Federal and state securities laws can be effected and only by (i) Participant’s completion, execution and delivery to the Corporation of a notice of exercise and investment letter (in the form prescribed by the Corporation), and (ii) the payment to the Corporation, as provided in Section 3D hereof, of an amount equal to the amount obtained by multiplying the Exercise Price by the number of Shares being purchased pursuant to such exercise, as shall be specified by Participant in such notice of exercise.
          B. The Option and any of the rights thereunder may be exercised by Participant only, and may not be transferred or assigned, in whole or in part, without the written consent of the Corporation.
          C. Payment of the amount determined pursuant to Section 3A hereof shall be made by good check or in such other manner as shall then be acceptable to, and permitted by, the Board of Directors.
          D. Upon the exercise of the Option by Participant, or as soon thereafter as is practicable, the Corporation shall issue and deliver to Participant a certificate or certificates evidencing such number of Shares as Participant has so elected to purchase. Such certificate or certificates shall be registered in the name of Participant and, if applicable, shall bear an appropriate investment warranty legend, any legend required by any Federal or state securities law, rule or regulation and, if applicable, a legend referring to the restrictions provided hereunder and under the Plan and any legend required by the General Corporation Law of the State of Delaware. Upon the exercise of the Option and the issuance and delivery of such certificate or certificates, Participant shall have all the rights of a stockholder with respect to such Shares and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that such Shares shall be subject to the restrictions hereunder.
          E. Upon the request of the Participant, the Board of Directors of the Corporation may, upon such terms and conditions as it deems appropriate, accept the surrender by Participant of Participant’s right to exercise the Option, in whole or in part, and authorize a payment in consideration therefor of an amount equal to the difference obtained by subtracting the Exercise Price of the Shares which are the subject of such surrendered Option from the fair market value of the Shares which are the subject of such surrendered Option on the date of such surrender (such amount not to be less than zero), such payment to be in cash.
     4. Changes in Capital Structure of the Corporation. Subject to any required action by the stockholders of the Corporation and the provisions of the General Corporation Law of the State of Delaware, the number of shares of Incentive Stock subject to this Agreement as well as the Exercise Price of any Shares not yet purchased by Participant shall be proportionately adjusted for (a) a division or combination of the shares of capital stock of the Corporation, (b) a dividend payable in shares of capital stock of the Corporation or (c) a reclassification of any shares of capital stock of the Corporation.
     5. Rights Prior to Exercise. Participant shall have no equity interest in the Corporation or any voting, dividend, liquidation or dissolution rights with respect to any capital stock of the Corporation solely by reason of having an Option or having executed this Agreement. Furthermore, prior to the exercise of all or a portion of the Option, as set forth in Section 3A hereof, and the issuance and delivery of a certificate or certificates evidencing the Shares purchased pursuant to the exercise of all or a portion of such Option, Participant shall have no interest in, or any voting, dividend, liquidation or dissolution rights with respect to, the Shares, except to the extent that Participant has exercised all or a portion of such Option and has been issued and received delivery of a certificate or certificates evidencing the Shares purchased pursuant to such exercise.
     6. General.
          A. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Participant, and their respective heirs, personal and legal representatives, successors and assigns.
          B. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the Option and the Shares, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Option or the Shares other than as set forth herein. Any and all prior agreements between the parties hereto with respect to any stock purchase rights or stock option rights regarding the Shares or the Option are hereby revoked.
          C. Any and all notices provided for herein shall be sufficient if in writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of the Corporation, to its principal office, and, in the case of Participant, to Participant’s mailing address as shown on the records of the Corporation.
          D. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Delaware, without regard to provisions thereof relating to conflicts of law or choice of law.
          E. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.
     IN WITNESS WHEREOF, the Corporation and Participant have executed this Agreement as of the day and year first above written.

CORPORATION:

WEBMETHODS, INC.,
a Delaware corporation

By:

David Mitchell, Chief Executive Officer

PARTICIPANT:

«FirstName» «MI» «LastName»